Exhibit 4.1.9

NOVATION AGREEMENT

relating to an A320 Family/A330 Purchase Agreement – CCC.337.0068/06

between

TAM LINHAS AEREAS S.A.

as Original Buyer

and

LATAM AIRLINES GROUP S.A.

as New Buyer

and

AIRBUS S.A.S.

as Seller

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Contents
1	Definitions and interpretation	3
2	Novation	4
3	Representations	5
4	Fees, Costs and Expenses – Indemnity	6
5	Seller’s and New Buyer’s Liability	6
6	Assignment	6
7	Counterparts	6
8	Notices	6
9	Governing Law and Jurisdiction	7
10	Severability	7
11	Confidentiality	7

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THIS NOVATION AGREEMENT is made the 30th day of October 2014

BETWEEN:

(1)	TAM Linhas Aereas S.A., a company organised under the laws of Brazil, having its registered office at Avenida Jurandir, 856, 4°andar, Lote 4, CEP 04072 - 000, Jardim CECI, Sao Paulo – SP, Brazil (the “Original Buyer”);

(2)	LATAM Airlines Group S.A., a company organised under the laws of Chile, having its registered office at Edificio Huidobro, Avenida Presidente Riesco 5711 - 20th Floor, Las Condes, Santiago, Chile (the “New Buyer”); and

(3)	AIRBUS S.A.S., a société par actions simplifiée, created and existing under French law having its registered office at 1 Rond-Point Maurice Bellonte, 31707 Blagnac-Cedex, France and registered with the Toulouse Registre du Commerce et des Sociétés under number RCS Toulouse 383 474 814 (the “Seller”).

WHEREAS:

(A)	By an A320 Family / A330 purchase agreement (reference CCC.337.0068/06) between the Seller and the Original Buyer dated 14 November 2006 as amended or supplemented as at the date hereof, together with all its exhibits, schedules, letter agreements and appendices (the “Purchase Agreement”), the Seller agreed to sell and the Original Buyer agreed to purchase certain A320 family and A330 aircraft including the Airframe, the Propulsion Systems and any part, component, furnishing or equipment installed thereon (the “Aircraft”).

(B)	It has been agreed by the Parties hereto that the New Buyer shall assume the rights, liabilities and obligations of the Original Buyer under the Purchase Agreement (as more particularly defined below) and that the Original Buyer should be released from its liabilities and obligations under the Purchase Agreement upon the terms and conditions set out herein.

NOW THEREFORE, in consideration of the provisions and mutual covenants herein contained and for good and valuable consideration IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement the following expressions shall, except where the context otherwise requires, have the following respective meanings:

Aircraft means the aircraft described more particularly in Recital (A)

Agreement means this novation agreement (including the Recitals).

Business Day means a day, other than a Saturday or Sunday, on which business of the kind contemplated by this Agreement is carried on in France, in the Original Buyer’s country and in the New Buyer’s country or, where used in relation to a payment, which is a day on which banks are open for business in France, in the Original Buyer’s country, in the New Buyer’s country and in New York, as appropriate.

Parties means, together, the parties to this Agreement and each, a Party.

Purchase Agreement means the agreement described more particularly in Recital (A), as novated under the terms of this Agreement and as may be, supplemented or amended from time to time.

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1.2	Unless otherwise specified and except where the context otherwise requires, any reference in this Agreement to:

(a)	any person shall be construed so as to include its successors and permitted assigns and permitted transferees in accordance with their respective interests;

(b)	this Agreement and any other document shall be construed as a reference to such document as amended, restated, supplemented, varied or novated from time to time in accordance with its terms;

(c)	any provision of law shall be construed as a reference to that provision as amended, supplemented, varied, re-enacted, replaced or restated from time to time;

(d)	any applicable law includes, without limitation, (i) applicable laws, acts, codes, conventions, decrees, decree-laws, legislation, statutes, treaties and similar instruments, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal (or, if there is a right of appeal, such appeal is not prosecuted within the allowable time) and (iii) applicable directives, guidance, guidelines, notices, orders, regulations and rules of any governmental authority (whether or not having the force of law but with which, if not having the force of law, compliance is customary);

(e)	a Clause shall be construed as a reference to a clause of this Agreement;

(f)	a person shall be construed as a reference to any association, company, corporation, firm, governmental authority, individual, Joint venture, partnership (including any limited partnership and any limited liability partnership) or trust (in each case whether or not having separate legal personality);

(g)	a successor shall be construed so as to mean a successor in title of a person and any person who under the applicable laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such person or to which, under such laws or by agreement or otherwise, such rights and obligations have been transferred; and

(h)	the winding-up, dissolution, administration or re-organisation of a person shall be construed so as to include any equivalent or analogous proceedings under the applicable law of the jurisdiction in which such person is incorporated or formed or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, re-organisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Clause headings are for reference only and shall be ignored in the interpretation of this Agreement.

2	Novation

2.1	Each of the Parties hereby agrees that with effect from the date hereof:

(a)	the Seller and the Original Buyer shall each be released from further obligations to each other under the Purchase Agreement and their respective rights against each other thereunder shall be cancelled; and

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(b)	the Seller and the New Buyer shall assume obligations towards each other and acquire rights against each which are identical to the rights and obligations which each of the Original Buyer and the Seller had under the Purchase Agreement immediately prior to the execution of this Agreement; and

(c)	the New Buyer hereby agrees that it shall perform in accordance with its terms, the obligations under the Purchase Agreement which were previously those of the Original Buyer and which by the terms of this Agreement will be assumed by it and references in the Purchase Agreement to the “Buyer” shall be construed with effect hereof as references to the New Buyer in place of the Original Buyer; and

(d)	the Seller hereby:

(i)	releases and discharges the Original Buyer from all of its obligations under the Purchase Agreement and accepts the assumption by the New Buyer of the obligations under the Purchase Agreement which were previously those of the Original Buyer; and

(ii)	agrees to perform and discharge all of the Sellers obligations, duties and liabilities under the Purchase Agreement to and in favour of the New Buyer in every way as if the New Buyer were named the “Buyer” thereunder; and

(e)	nothing herein shall modify in any way the Seller’s rights, liabilities, obligations or remedies under the Purchase Agreement; and

(f)	the Original Buyer hereby:

(i)	agrees to transfer to the New Buyer the benefit of the pre-delivery payments paid by the Original Buyer pursuant to the Purchase Agreement and actually received by the Seller;

(ii)	Instructs the Seller to treat such amount as having been paid for and on behalf of the New Buyer; and

(iii)	renounces to any rights it may have against such pre-delivery payments; and

(g)	the Seller hereby acknowledges the transfer and instructions set out in Clause 2.1(f)(ii) and irrevocably agrees that it will treat such pre-delivery payments paid to the Seller by the “Buyer” as having been paid by the New Buyer under the Purchase Agreement (as novated hereunder).

2.2	Each of the events specified in Clause 2.1 is conditional on and shall take effect simultaneously with the others.

3	Representations

3.1	Each of the Parties hereto represents and warrants:

(i)	it has the power to enter into and has duly authorised the execution and delivery of this Agreement; and

(ii)	its obligations hereunder constitute its legal, valid and binding obligations.

3.2	Each of the Original Buyer and the Seller hereby represents and warrants to the New Buyer that it has made no prior transfer of any of its rights, title or interest under the Purchase Agreement, other than in respect of pre-delivery payment financings to which the Seller has consented.

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4	Fees, Costs and Expenses – Indemnity

4.1	The New Buyer hereby agrees that it shall pay all reasonable fees, costs and expenses (including legal and out of pocket expenses) incurred by the Seller in connection with the novation of the Original Buyer’s rights and obligations under the Purchase Agreement and the negotiation, preparation, execution and implementation of this Agreement and each other document required in connection herewith.

4.2	The New Buyer hereby undertakes to indemnify and hold harmless the Seller from and against all costs, expenses, losses and liabilities (including taxes or duties of any kind) imposed on, incurred by or asserted against the Seller in any way relating to or arising from or out of the execution of this Agreement including, without limitation, any action or inaction of the New Buyer and/or the Original Buyer in connection with this Agreement unless and except such costs, expenses, losses and liabilities are attributable solely to the gross negligence or wilful misconduct of the Seller.

5	Seller’s and New Buyer’s Liability

5.1	Nothing herein contained shall subject the Seller to any greater liability under the Purchase Agreement than it would have had under the Purchase Agreement had this Agreement not been executed nor modify in any respect the Seller’s contractual rights thereunder.

5.2	Nothing herein contained shall subject the New Buyer to any greater liability under the Purchase Agreement than the Original Buyer would have had under the Purchase Agreement had this Agreement not been executed nor modify in any respect the rights and obligations previously those of the Original Buyer under the Purchase Agreement.

6	Assignment

The provisions of clause 21 (Assignments) of the Purchase Agreement shall apply mutatis mutandis to this Agreement.

7	Counterparts

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

8	Notices

All notices and requests required or authorized hereunder shall be given in writing either by personal delivery to an authorized representative of the Party to whom the same is given or by registered mail (return receipt requested), express mail (tracking receipt requested) or by facsimile, to be confirmed by subsequent registered mail, and the date upon which any such notice or request is so personally delivered or if such notice or request is given by registered mail, the date upon which it is received by the addressee or, if given by facsimile, the date upon which it is sent with a correct confirmation printout, provided that if such date of receipt is not a Business Day notice shall be deemed to have been received on the first following Business Day, shall be deemed to be the effective date of such notice or request.

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Seller’s address for notices is:

AIRBUS S.A.S.

Attn. to V. P. Contracts

1 Rond-Point Maurice Bellonte

31707 Blagnac Cedex

France

Fax: [***]

New Buyer’s address for notices is:

LATAM AIRLINES GROUP S.A.

Edificio Huidobro

Avenida Presidente Riesco 5711 – 20th Floor

Las Condes, Santiago

Chile

Attn. to Fleet and Engines Vice President

Fax: +56 2 2565 3905

Original Buyer’s address for notices is:

TAM - LINHAS AEREAS S.A.

Avenida Jurandir, 856, 2° andar, Lote 4

CEP 04072 - 000, Jardim CECI

Sao Paulo – SP

Brazil

Attn. to Fleet and Engines Vice President

Fax: +56 2 2565 3905

or to such other address or such other person as the Party receiving the notice or request may reasonably designate from time to time.

9	Governing Law and Jurisdiction

9.1	This Agreement shall be governed by and construed in accordance with the laws of England.

9.2	Any dispute out of or in connection with this Agreement shall be within the exclusive jurisdiction of the courts of England.

10	Severability

In the event that any provision of this Agreement should for any reason be held ineffective, the remainder of this Agreement shall remain in full force and effect. To the extent permitted by applicable law, each Party hereto hereby waives any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect.

11	Confidentiality

The provisions of clause 22.10 (Confidentiality) of the Purchase Agreement shall apply mutatis mutandis to this Agreement

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AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first above written.

For and on behalf of
AIRBUS S.A.S.
Name:	/s/ [illegible]
Title:

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